                                                                   EXHIBIT 10.56




                               PURCHASE AGREEMENT

                                  BY AND AMONG

                          GRAND CASINOS NEVADA I, INC.,
                             A MINNESOTA CORPORATION
                                    AS SELLER

                                       AND

                              METROFLAG POLO, LLC,
                       A NEVADA LIMITED LIABILITY COMPANY
                                    AS BUYER

                        EFFECTIVE DATE: DECEMBER 28, 2001

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("AGREEMENT") is entered into this 28th day of December, 2001, by and between GRAND CASINOS NEVADA I, a Minnesota corporation ("GCN") (hereafter referred to as "GCN" or "SELLER") and METROFLAG POLO, LLC, a Nevada limited liability company ("BUYER").

                                    RECITALS:

      1. Seller is the fee owner of real property located in Las Vegas, Nevada, which is improved with an underground parking structure and a retail shopping center known as the "Polo Plaza" and which real property is legally described on EXHIBIT A attached hereto (the "POLO PROPERTY").

      2. Buyer desires to purchase the Polo Property, including any personal property owned by Seller and physically located on the Polo Property ("PERSONAL PROPERTY") all in accordance with the terms and conditions hereinafter set forth. The Polo Property and any Personal Property pertaining thereto and any appurtenant rights to the foregoing shall collectively be hereafter referred to as the "PROPERTY."

      3. Seller is willing to grant and extend to Buyer such purchase right.

      4. Seller is also the tenant under that certain Lease Agreement originally by and between Brooks Family Trust and Nevada Brooks Cook, as Landlord, and Cloobeck Enterprises, a California corporation ("CLOOBECK") and GCN, as Tenant, dated June 17, 1996 (the "BROOKS LEASE"), covering the real property located in Las Vegas, Nevada which is improved with a motel operating under the name of "Travelodge" and which real property is legally described on EXHIBIT B attached hereto (the "TRAVELODGE PARCEL").

      5. Simultaneously herewith, Metroflag BP, LLC, a Nevada limited liability company ("METROFLAG BP") and Seller have entered into that certain Purchase Agreement (the "TRAVELODGE PURCHASE AGREEMENT") whereby Metroflag BP has agreed to purchase and Seller has agreed to sell to Metroflag BP Seller's interest in the Brooks Lease and the Travelodge Parcel (Seller's interest in the Brooks Lease and the Travelodge Parcel shall hereinafter be collectively referred to as "TRAVELODGE PROPERTY").

      NOW, THEREFORE, in consideration of the agreements hereinafter provided and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Buyer and Seller, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property in its "As-Is, Where-Is, with All Faults" condition (except as otherwise specifically provided or represented in this Agreement) as more particularly set forth in this Agreement.


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                                    SECTION I

                                 PURCHASE PRICE

      It is hereby agreed that the purchase price for the Property shall be Twenty Three Million Seven Hundred Sixty Five Thousand and 00/100 Dollars ($23,765,000.00) (the "PURCHASE PRICE"). The Purchase Price shall be paid by Buyer to Seller as follows:

      (a) $500,000.00 cash (the "DOWN PAYMENT"), subject to prorations, payable by Buyer at Closing (as hereinafter defined).

      (b) Buyer shall execute and deliver to Seller at the Closing (i) a promissory note in the original principal amount of $23,265,000.00 (the "NOTE") substantially in the form of EXHIBIT C attached hereto payable to the order of Seller in such amount, and (ii) a first priority Deed of Trust (the "DEED OF TRUST") on the Polo Property securing the Note, substantially in the form of EXHIBIT D attached hereto. The Note shall provide for the payment of interest only at a fixed per annum interest rate of five percent (5%) for a period of not less than 180 days after the Closing Date decreasing to three percent (3%) thereafter. Subject to the extensions described below in this Section I(b) and the extensions described in Section V(b) hereof, the entire outstanding principal balance under the Note and any accrued interest thereon shall become due and payable on September 30, 2002 (the "MATURITY DATE"), provided that Buyer shall have the right to up to three (3) one-month extensions of the Maturity Date by, in each case, providing Seller with not less that ten (10) days written notice prior to the Maturity Date (as same may have been extended) of Buyer's election to extend the Maturity Date. In exchange for each extension, Buyer shall, in each case, within three (3) business days of Buyer's receipt of Seller's election, shall, at Seller's option, either (i) pay to Seller $50,000.00, in which case said $50,000.00 will not be credited toward the outstanding principal balance owed under the Note, or (ii) pay to Seller $100,000.00, in which case the $100,000.00 will be credited towards, and reduce, the outstanding principal balance owed under the Note. Any election by Buyer to extend shall not be effective until Buyer has paid the appropriate sum to Seller as set forth above.

      (c) Upon either the satisfaction of all the Post-Closing Conditions (as hereinafter defined), or Buyer's waiver of any unsatisfied Post-Closing Conditions, Buyer shall pay to Seller $500,000.00 (the "SECOND PAYMENT") and the Down Payment and the Second Payment shall become non-refundable. The Second Payment shall be deemed to be a partial prepayment of the Note and shall reduce the outstanding principal balance of the Note accordingly.

Buyer contemplates obtaining financing of up to $4,000,000.00 (the "REDEVELOPMENT/CONSTRUCTION LOAN") for certain redevelopment and construction on the Property (the "LIMITED IMPROVEMENTS") which financing would be secured by a deed of trust on the Property. Provided that (i) Buyer can reasonably demonstrate to Seller that the Limited Improvements and the leasing of the Property at prevailing market rates can reasonably be expected to enhance the value of the Property by not less than an amount equal to one hundred and fifty percent (150%) of the principal amount of the Redevelopment/Construction Loan,
(ii) Buyer provides Seller with assurances reasonably acceptable to Seller of the cost of construction and that any construction financed by the Redevelopment/Construction Loan shall be completed, (iii) the Redevelopment/Construction Loan is assumable by Seller, and (iv) the Limited


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Improvements are bonded and on a guaranteed maximum general contract, Seller agrees to subordinate the Deed of Trust to any deed of trust securing a Redevelopment/Construction Loan and shall execute and deliver to any lending institution providing such Redevelopment/Construction Loan any and all reasonable and customary subordination agreements and other agreements required in connection therewith.

                                   SECTION II

                                BUYER'S PUT RIGHT

      (a) In the event that: (i) (A) one or more of the representations and warranties set forth in Section III is breached, (B) Buyer notifies Seller thereof within the Post Closing Conditions Period, and (C) the aggregate reasonably foreseeable damages which Buyer could incur resulting therefrom could be expected to exceed $250,000.00 (either singly or in the aggregate for all such breaches), and (D) Seller fails to cure such breaches by the expiration of the Post-Closing Conditions Period; (ii) Seller does not satisfy all of the Post-Closing Conditions set forth in Section V hereof by the expiration of the Post-Closing Conditions Period, or (iii) if prior to the expiration of the Post Closing Conditions Period (as hereinafter defined), Buyer is unable to obtain an agreement satisfactory to Buyer with the Towers Parcel Owners (as defined in the Amended REA) pertaining to the cancellation of the Sign Easement (as defined in the Amended REA) or such other revisions to Article 7 of the Amended REA as Buyer may require in its sole discretion, then, at Buyer's option, Seller shall be obligated to repurchase the Property from Buyer (the "REPURCHASE") on the terms and conditions set forth below. Buyer shall provide written notice to Seller of its election to either require the Seller to consummate the Repurchase (the "REPURCHASE NOTICE") within five (5) business days after the expiration of the Post-Closing Conditions Period. The closing of such repurchase shall occur not later than fifteen (15) days after the date that the Repurchase Notice is delivered to Seller.

      (b) In the event Seller is required to repurchase the Property as described above, (i) Buyer shall convey the Property to Seller by the same form of grant bargain sale deed in its "AS-IS" - "WHERE-IS" condition subject to all matters affecting title thereto present on the Closing Date and any additional matters which may have arisen after the Closing Date (subject to Buyer's Post-Closing Covenants as defined below), (ii) the purchase price for such repurchase shall be $250,000.00 payable in cash (by certified check or wire transfer of immediately available funds), (iii) Seller shall assume any Redevelopment and Construction Loan, (iv) the Note shall be cancelled and Buyer shall no longer have any liability to Seller thereunder, provided that all interest accrued through the date of the Repurchase shall be paid to Seller at the closing of the Repurchase, (v) Seller shall assume the general contract and any other agreements or contracts entered into by Buyer in related to the planning, design and construction of the Limited Improvements, including, without limitation, any contracts with any architects, engineers, consultants, contractors, suppliers and materialmen and, subject to Buyer's Post-Closing Covenants, any leases entered into by Buyer affecting the Property (the "POST-CLOSING AGREEMENTS"), (vi) Seller shall have the option (but not the obligation) to assume all of Buyer's obligations under any contracts, agreements and obligations entered into by Buyer after the Closing Date other than the Post-Closing Agreements, (vii) subject to Buyer's Post-Closing Covenants, Buyer shall assign to Seller at the Closing of the Repurchase all of Buyer's right, title and interest to any plans, drawings, sketches, renderings and other work product of any


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architects, engineers, contractors or consultants engaged by Buyer after the
Closing hereunder, and (viii) Seller shall indemnify Buyer from any and all claims, damages or liabilities whatsoever in connection with any Post-Closing Agreements which accrue on and after the date of the Repurchase and Buyer shall indemnify Seller from any and all claims, damages or liabilities whatsoever in connection with any Post-Closing Agreements which accrue prior to the date of the Repurchase.

      (c) Buyer contemplates commencing pre-development activities, including, without limitation, planning, pre-leasing, surveying, demolition and construction on the Property (the "PRE-DEVELOPMENT ACTIVITIES") before the expiration of the Post-Closing Conditions Period. Buyer covenants to Seller that Buyer shall (i) not execute any leases affecting the Property unless such leases contain a provision allowing the landlord to terminate the lease upon ninety
(90) days notice to the tenant, and (ii) not enter into any contracts or agreements with a term in excess of one (1) year affecting the Property other than the Post-Closing Agreements. The foregoing covenants in (i) and (ii) are collectively refereed to as "BUYER'S POST-CLOSING COVENANTS".

                                   SECTION III

                                 EXISTING LEASES

      Seller hereby represents and warrants to Purchaser that attached to this Agreement as composite EXHIBIT E is a complete and correct list of all written leases (and all amendments thereto, if applicable), tenancies or other occupancy arrangements affecting the Polo Property (collectively, the "LEASES"), setting forth the name of the tenant, the space affected, the rent, the term (including any options to renew), the security deposit, if any, and any special concessions, prepaid rent, options to purchase or rights of first refusal. Seller represents and warrants to Purchaser that:

      a. No other parties have any rights of occupancy or possession of the Property or any portions thereof except as set forth in EXHIBIT E attached hereto and no tenant of any portion of the Property has any option to purchase the Property or any portion thereof, nor any rights of first refusal with respect to same.

      b. Seller has not received security deposits under any of the Leases except the security deposits listed in EXHIBIT E, and Seller has not accepted payment of any rent under any of the Leases for more than one (1) month in advance.

      c. There are no modifications, understandings or agreements with respect to the Leases except as set forth in the Leases.

      d. All of the Leases are in good standing and without default on the part of Seller as of the date hereof. Seller has not delivered any notice of default to any of the tenants under the Leases and except as described in EXHIBIT E, Seller is not aware of any tenant defaults thereunder. This representation shall survive the Closing.

      e. There are no rental commissions due with respect to any of the Leases nor for


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            the renewal of same.

      f. Except for the Leases, the License Agreement, the Management Contract (which is to be terminated as provided in Section VI(a)(vi) herein) and the contracts and agreements listed on EXHIBIT F attached hereto, to the best of Seller's knowledge, Seller has not entered into (and the Property is not subject to) any contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof. Seller represents that it has provided Buyer with true, complete and correct copies of all contracts and agreements listed in EXHIBIT F.

                                   SECTION IV

                                 TITLE EVIDENCE

      Buyer has received and reviewed a title insurance commitment prepared by Lawyers Title Insurance Corporation of Nevada (the "Title Company") and that certain preliminary survey dated June 23, 2000, prepared by G.C. Wallace, Inc. (the "Survey") and has determined that the matters set forth in Exhibit G attached hereto are not acceptable to Buyer (the "Unacceptable Exceptions"). Any additional matters shown on any endorsement to the Commitment or an updated Survey arising prior to the Closing Date which, in Buyer's exclusive (but reasonable) discretion, adversely affect Buyer's ability to own, use and develop the Property in any material respect shall be deemed to be Unacceptable Exceptions.

Seller has elected to satisfy or remove to Buyer reasonable satisfaction (and that of Title Company) all Unacceptable Exceptions so that such matters may be eliminated as exceptions to the Commitment. Seller shall use its reasonable best efforts to satisfy, remove by payment, bonding, or otherwise all of the Unacceptable Exceptions, including bringing suit, if necessary, to cure any such Unacceptable Exceptions.

                                    SECTION V

                             POST-CLOSING CONDITIONS

      (a) Buyer and Seller acknowledge that the conditions set forth below in this paragraph (a) were expected to be satisfied prior to the Closing but because of Buyer and Seller's desire to close the transaction contemplated hereby on the Closing Date, Buyer and Seller have agreed that such conditions are to be satisfied as set forth in this paragraph. Consequently, Seller acknowledges and agrees that Seller shall be obligated to complete or satisfy the following conditions (collectively, the "POST CLOSING CONDITIONS") within ninety (90) days after the Closing Date:

            (i) the form of Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restrictions (the "AMENDED REA") attached hereto as


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EXHIBIT H which form has been approved by Buyer and Seller (or substantially the same form thereof with only such changes as may be acceptable to Buyer in its discretion) shall have been approved by all necessary parties (including, without limitation, the legal approval by any condominium or time share associations pertaining to the Towers Parcel (as defined in the Amended REA) in full compliance with their respective constituent and governing documents (the "ASSOCIATIONS")), and all conditions precedent therein shall have been satisfied, executed by all parties thereto (including all holders of deeds of trust or mortgages, to the extent legally required, consented to by the fee owner of the Travelodge Property and the signature by the Brooks Fee Owners of the Consent and Joinder of Brooks Fee Owners attached thereto), and filed for record, which will have the effect of amending and restating the 1996 REA and the 1998 REA (as those terms are defined in the Amended REA), superseding the 1996 REA and the 1998 REA in all respects and terminating the access easement for the "South Boundary Road" originally granted in 1991 in Parcel Map 69/37 affecting the Polo Property and any other easement affecting the Property as reasonably required by Buyer;

            (ii) that certain License Agreement (as defined in the Amended REA) shall have been terminated by an appropriate termination instrument approved (and all conditions precedent therein shall have been satisfied) and executed by all necessary parties thereto, and filed for record;

            (iii) Seller will cause to be executed and delivered to Buyer an agreement and acknowledgement by the Brooks Fee Owners (as defined in the Amended REA) in form and content reasonably acceptable to Buyer in which the Brooks Fee Owners acknowledge and agree that the Polo Property is not, and will not, be subject to any of the encumbrance and security agreement provisions in the Brooks Lease, unless the development on the Polo Property is an integrated project (i.e. has a common roof with) the leased premises under the Brooks Lease;

            (iv) Seller shall obtain an agreement executed by Seller and the Towers Parcel Owners (as defined in the Amended REA) and any other Association to the preliminary plan prepared by Buyer reflecting planned setbacks and variances for the future development of the Polo Property;

            (v) Seller shall cause the form of Post-Closing Agreement attached hereto as EXHIBIT I (the "POST CLOSING AGREEMENT") to be executed by all necessary parties; and

            (vi) Seller shall satisfy and/or remove all Unacceptable Exceptions,

provided that if Seller has not caused the foregoing Post-Closing Conditions to be satisfied within the aforementioned 90-day period after diligent and continuous efforts to do so, then Buyer hereby grants to Seller and additional ninety (90) days to satisfy said conditions as set forth in this paragraph, provided that Seller continues to use diligent and continuous efforts to do so.

      (b) If one or more of the Post Closing Conditions are not satisfied by Seller within the initial 90-day period after the Closing Date, then the Maturity Date (as may be extended as set forth in Section I hereof) shall be extended by the same number of days elapsing after the Closing Date that any of the Post-Closing Conditions are not satisfied but in no event more than


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ninety (90) days. The 180-day period after the Closing Date shall be referred to herein as the "POST-CLOSING CONDITIONS PERIOD".

                                   SECTION VI

                               CLOSING CONDITIONS

      (a) The existing management contract with Accredited Realty (Glenda Shaw) (the "MANAGEMENT CONTRACT") shall have been terminated without liability to Buyer as of the Closing Date. Buyer and Seller agree that Buyer will manage the Property effective as of the day after the Closing Date.

                                   SECTION VII

                          "AS-IS", "WHERE-IS" CONDITION

      Buyer acknowledges that it is purchasing the Property in its "as is", "where is", with all faults condition (except as specifically provided for or represented herein) relying otherwise solely on its own existing knowledge and inspection of the Property. Except as set forth herein, Seller makes no representations or warranties as to any matters affecting the Property or as to the quality and quantity of the Property, including, without limitation, to the condition of any improvements thereto.

                                  SECTION VIII

                                     CLOSING

      The closing of Buyer's purchase of the Property (the "CLOSING") shall occur simultaneously with the execution of this Agreement by the parties hereto and such date shall be referred to herein as the "CLOSING DATE".

      The Closing shall take place in the office of Seller's counsel in Las Vegas, Nevada on or before Closing Date. Possession of the Property shall be deemed to have been given by Seller to Buyer coincident with the Closing. The following procedure shall govern the Closing:

            (a) At the Closing, Seller shall deliver to Title Company a proposed grant bargain sale deed (the "DEED"), which shall be in recordable form and shall convey good and marketable record title to the Polo Property (using the legal description set forth on the Commitment) to Buyer, subject only to current real estate taxes and any encumbrances which are not Unacceptable Exceptions.

            (b)  On the Closing Date Seller shall deliver the following:

                 (i) the Deed properly executed and acknowledged along with a standard form Seller's Affidavit;


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                 (ii)   current real estate tax statements;

                 (iii) properly executed assignments of Seller's interest in and to the Leases and any other documents necessary to transfer Seller's interest in such Leases to Buyer;

                 (iv)   a Quit Claim Bill of Sale to Personal Property;

                 (v)    a FIRPTA Affidavit;

                 (vi)   properly executed form of Post-Closing Agreement;

                 (vii) properly executed form of Sign Cost Agreement attached hereto as EXHIBIT J (the "SIGN COST AGREEMENT");

                 (viii) such funds as may be required by Seller to pay Closing costs or charges properly allocable to Seller; and

                 (ix) notices to tenants of the Polo Property directing future rentals to be paid to Buyer.

            (c)  On the Closing Date, Buyer shall deliver the following:

                 (i)    the balance of the cash due at Closing;

                 (ii) the Note and the Deed of Trust, all properly executed and in recordable form, along with all applicable fees, taxes and recording fees necessary to record the Deed of Trust;

                 (iii) properly executed Post-Closing Agreement and Sign Cost Agreement; and

                 (iv) such funds as may be required to pay Closing costs or charges properly allocable to Buyer, including but not limited to the cost of the Buyer's title insurance policy.

      Seller shall pay all installments of real estate taxes and installments of special assessments due and payable in calendar year 2001 and prior years. Buyer shall pay all installments of real estate taxes and installments of special assessments due and payable in calendar year 2002 and thereafter.

      Insurance and rents with respect to the Polo Property will be pro-rated at the Closing as of December 31, 2001. All other charges normal and customary in similar transactions shall be paid by the appropriate party who so customarily pays such charges.

      All rents collected by Buyer after Closing shall be deposited in Buyer's cash account and applied first to current rents due Buyer, second to delinquent rents due Buyer, and third to


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delinquent rents due Seller. With respect to any delinquent rents due Seller,
Buyer shall make reasonable efforts to collect the same after Closing in the usual course of operation of the Property and such collections (less Buyer's costs of collection, including attorneys' fees and costs, and reasonable management and administrative fees) shall be remitted to Seller promptly after receipt by Buyer.

      At Closing, Seller shall also give Buyer a credit against the Purchase Price, or shall transfer and deliver to Purchaser a sum equal to the aggregate of any security deposits shown on EXHIBIT E, and, if applicable interest, if any, earned thereon to the Date of Closing and any advance rents paid on behalf of any tenant, which advance rents shall be prorated to the Date of Closing.

                                   SECTION XI

                             EXPENSE OF ENFORCEMENT

      If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and court costs in addition to any other remedy granted.

                                   SECTION XII

                                     NOTICE

      All notices, demands and requests required or permitted to be given under this Agreement must be in writing and shall be deemed to have been properly given or served either by personal delivery or by depositing the same in the United States mail, addressed to Seller or to Buyer, as the case may be, prepaid and registered or certified mail, return receipt requested, at the following addresses:

         TO SELLER:                 Grand Casinos Nevada I, Inc.
                                    130 Cheshire Lane
                                    Minnetonka, Minnesota  55305
                                    Attn:  Chief Financial Officer

         WITH COPY TO:              Maslon Edelman Borman & Brand, LLP
                                    3300 Wells Fargo Center
                                    90 South Seventh Street
                                    Minneapolis, Minnesota  55402
                                    Attention: Neil I. Sell, Esq.

         TO BUYER:                  Metroplex, LLC
                                    6430 Schirlls Avenue
                                    Las Vegas, Nevada 89118
                                    Attention: Brett Torino

                                            and


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
                                    Flag Luxury Properties, LLC
                                    1370 Avenue of the Americas, 29th Floor
                                    New York, NY 10019
                                    Attention: Paul C. Kanavos

         WITH COPY TO:              Greenberg Traurig, P.A.
                                    1221 Brickell Avenue
                                    Miami, FL 33131
                                    Attention: Juan P. Loumiet, Esq.

                                    and

                                    Gordon & Silver, Ltd.
                                    3960 Howard Hughes Parkway, 9th Floor
                                    Las Vegas, Nevada 89109
                                    Attention: Stephen B. Yoken, Esq.

      Rejection or refusal to accept or the inability to deliver any notice hereunder because of a changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request. Any party shall have the right from time to time and at any time upon at least ten (10) days' written notice thereof, to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America.

                                   SECTION XV

                       MERGER/BINDING AGREEMENT; SURVIVAL

      All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the purchase of the Property hereunder are merged in this Agreement, which alone fully and completely express the parties' rights, duties and obligations with respect to such purchase. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. The parties hereto agree that all covenants, representations warranties and any other obligations shall survive the Closing hereunder.

                                  SECTION XVII

                                  GOVERNING LAW

      This Agreement shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed and construed in accordance with the laws of said State.

                                  SECTION XVIII

                                     DAMAGES


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      Notwithstanding any other provision hereof to the contrary, Buyer hereby waives any claim against Seller, including, but not limited to, any claim for damages, for breach by Seller of any covenant, agreement, warranty or representation made hereunder, it being understood that the only remedy afforded Buyer for any such breach shall be the right afforded Buyer under Section II hereof to require Seller to consummate the Repurchase. Seller shall, however, continue to be liable hereunder to Buyer for third party claims that have been the subject of the indemnity provision of Sections II(b)(viii).

                                  SECTION XVIII

                                 CONFIDENTIALITY

      Neither party hereto will make any public disclosure or publicity release pertaining to the existence of this Agreement or the subject matter contained herein without the consent of the other party.

         [The remainder of this page has been intentionally left blank.]


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be bound by the provisions herein contained.

                         SELLER:

                         GRAND CASINOS OF NEVADA I, INC.
                         a Minnesota corporation

                         By:
                              --------------------------------------------------
                         Its:
                              --------------------------------------------------


                         BUYER:

                         METROFLAG POLO, LLC,
                         a Nevada limited liability company

                         By: Metro One, LLC, a Nevada limited liability company,
                             its member

                             By:
                                ------------------------------------------------
                                         Brett Torino, Manager

EXHIBIT A  Legal description of Polo Property

EXHIBIT B  Legal description of Travelodge Property

EXHIBIT C  Note

EXHIBIT D  Deed of Trust on the Polo Property

EXHIBIT E  List of Leases

EXHIBIT F  Contracts and Agreements

EXHIBIT G  Unacceptable Exceptions

EXHIBIT H  Amended REA

EXHIBIT I  Post-Closing Agreement

EXHIBIT J  Sign Cost Agreement

                                    EXHIBIT E

                                 LIST OF LEASES

1.

2.

3.

4. Revocable License Agreement dated as of February 1, 2001 between Polo Towers Master Owners Association, Inc. and Seller, as same may have been modified or as subsequently modified (the "LICENSE AGREEMENT")